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                            [STRAYER EDUCATION LOGO]


FOR IMMEDIATE RELEASE                      FOR MORE INFORMATION CONTACT:
                                           Valerie Carmello - Investor Relations
                                           Jennifer Gery - Media
                                           Brainerd Communicators Inc.
                                           (212) 986-6667


                 STRAYER EDUCATION, INC. SUCCESSFULLY COMPLETES
         RECAPITALIZATION THROUGH CASH SELF-TENDER OFFER AND CLOSING OF
          INVESTMENT BY NEW MOUNTAIN PARTNERS AND DB CAPITAL PARTNERS


Newington, VA, May 16, 2001 - Strayer Education, Inc. (NASDAQ:STRA) today announced the successful completion of a recapitalization involving a cash self-tender offer and a significant new equity investment by an investment group, led by New Mountain Capital, LLC, a New York-based private equity investment firm, consisting of New Mountain Partners and DB Capital Partners.

The cash self-tender offer was implemented in connection with a transaction previously approved by Strayer shareholders in which New Mountain Partners and DB Capital Partners purchased in escrow $150 million of convertible preferred stock from Strayer. Contemporaneously with the closing of the tender offer, Strayer issued a total of 5,769,231 shares of convertible preferred stock, which represent approximately 41% of the voting stock of Strayer, outstanding after the transactions. In connection with such issuance, the funds in escrow were released, together with additional cash from Strayer, to pay for the tendered shares.

The cash self-tender offer was commenced on April 17, 2001. As of the expiration of the tender offer at 5:00 p.m., Eastern Daylight Time, on May 15, 2001, a total of 7,175,000 shares were tendered. As previously disclosed, Ron K. Bailey, Strayer's former President and Chief Executive Officer, agreed to tender these shares to the company at a per share price of $25.00, receiving payment of $179,375,000. No other shares were tendered.

To show the effect of these recapitalization transactions on the company's financial position, a pro-forma unaudited consolidated balance sheet for Strayer as of March 31, 2001 is attached.

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Robert S. Silberman, President and Chief Executive Officer of Strayer Education,
Inc., stated: "We are very pleased to announce the closing of this significant transaction for the company. The recapitalization and investment by New Mountain Partners and DB Capital Partners, together with the addition of new senior management, will provide a solid foundation on which to base our future growth and build shareholder value."

Strayer Education, Inc., www.strayeredu.com is the holding company for Strayer University (www.strayer.edu). Strayer University is an institution of higher education offering graduate and undergraduate degree programs to students at campuses in Washington, D.C., Virginia, and Maryland. Strayer University also offers real-time online courses via the Internet through Strayer Online. The University is accredited by the Commission on Higher Education of the Middle States Association of Colleges and Schools and focuses on offering programs to working adult students in the areas of information technology and business. Founded in 1892, Strayer attracts students from around the country and throughout the world.

This press release contains statements that are forward looking and are made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and changes in the economic environment. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.


                                      # # #

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                                STRAYER EDUCATION
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

-----------------------------------------------------------------------------------------------------------
                                                                                                  PRO-FORMA
                                                            AS OF         PRO-FORMA                 AS OF
                                                           3/31/01       ADJUSTMENTS               3/31/01
===========================================================================================================
                ASSETS
Current assets:
Cash and cash equivalents                                 $  87,906       $ 150,000        1      $      --
                                                                 --        (186,125)       2         51,781
Short-term investments-restricted                             1,013              --                   1,013
Tuition receivable-net                                       17,600              --                  17,600
Other current assets                                            777              --                     777
                                                          ---------       ---------               ---------
              Total current assets                          107,296         (36,125)                 71,171

Student loans receivable, net                                 7,822              --                   7,822
Property and equipment, net                                  21,388              --                  21,388
Other assets                                                    926              --                     926
                                                          ---------       ---------               ---------
              Total assets                                $ 137,432       $ (36,125)              $ 101,307
                                                          =========       =========               =========

  LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

Current liabilities:
Trade accounts payable                                    $     705       $      --               $     705
Accrued expenses                                              3,271              --                   3,271
Dividend payable                                              1,001              --                   1,001
Income taxes payable                                          5,275              --                   5,275
Unearned tuition                                             21,365              --                  21,365
                                                          ---------       ---------               ---------
              Total current liabilities                      31,617              --                  31,617

Deferred income taxes                                            --              --                      --
                                                          ---------       ---------               ---------
              Total liabilities                              31,617              --                  31,617

     Commitments and contingencies
Mandatorily redeemable preferred stock                           --         150,000        1        105,000

Stockholders' equity (deficit):
Common Stock                                                    155             (71)       2             84
Additional paid in capital                                   34,454         (34,454)       2             --
Retained Earnings (deficit)                                  71,206        (151,600)       2        (80,394)

              Total stockholders' equity (deficit)          105,815        (186,125)                (80,310)
                                                          ---------       ---------               ---------
          Total liabilities and stockholders' equity
            (deficit)                                     $ 137,432       $ (36,125)              $ 101,307
                                                          =========       =========               =========


1) To record investment of New Mountain Capital and DB Capital

2) To record cost of tender offer with 7,175,000 shares tendered @ $25/share and estimated transaction costs of approximately $8 million.